PFSweb Provides Update on Nasdaq Listing Status

ALLEN, Texas, February 28, 2022 (GLOBE NEWSWIRE) -- PFSweb (NASDAQ: PFSW) (“PFS” or the “Company"), a premier eCommerce order fulfillment provider, today provided an update on its request for a hearing before the Nasdaq Hearings Panel (the “Panel”) and an extended stay of the delisting determination issued by the Nasdaq Stock Market on February 8, 2022 as a result of the delayed filing of the Company’s Form 10-Q for the period ended September 30, 2021.

On February 15, 2022, PFS was notified that the hearing has been scheduled for March 17, 2022, and on February 24, 2022, PFS submitted various written information requested by the Panel in advance of the hearing. On February 28, 2022, PFS received notice from the Panel that it has granted an extended stay of the delisting determination until the hearing on March 17, 2022. At the hearing, the Company will present its plan to regain compliance with Nasdaq Listing Rule 5250(c)(1), and request the continued listing of its common stock on the Nasdaq Capital Market pending such compliance.

As previously disclosed, the delay in the filing of the Company’s Q3 2021 financials is a result of the complex tax implications and labor-intensive closing process associated with the sale of the LiveArea business unit on August 25, 2021, and the required financial reporting and accounting segmentation of previously commingled business entities. The delay is not related to any historical issues with PFSweb’s accounting practices or the underlying financial performance of the ongoing PFS business.

About PFS
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

For media:
Longacre Square Partners
Dan Zacchei/Joe Germani/Ashley Areopagita
PFSweb@longacresquare.com

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com